Fourth Quarter and Year End 2013 Earnings Release Conference Call
February 19, 2014

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer; Kevin O'Reilly, Vice President of Operational Finance; and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights. Kevin will follow with a more detailed financial report and then I will give some comments on where we are heading going forward and summarize before we open it up to your questions. We will be following the presentation that accompanied the earnings release and is available on our website. I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Let me begin with page 3. About twelve months ago, I stated that Terex was going to focus on improvement by concentrating on things we can control. Namely, portfolio management, simplification and financial efficiency. Now looking back on the year, we feel satisfied with the improvements we were able to deliver to our shareholders. While the year started slowly, we have seen recent improvement in net sales growth, with the second half growing over 6% versus prior year, and the fourth quarter growing over 12%. This led to substantially better earnings in the back half of 2013, up 59% from the first half and 84% from the same period in 2012. We made a number of portfolio decisions during 2013 that will help focus our energy and attention on those markets where we have a substantial presence and a likelihood to succeed. We were able to complete the process of acquiring 100% of the Terex Material Handling & Port Solutions AG (TMHPS AG) shares, which will also have the benefit of eliminating a guaranteed dividend payment to those shareholders. In addition, we made progress on our debt structure, paying back roughly $220 million of our bank debt.

Putting numbers to our quarterly and annual performance, we achieved an earnings per share (EPS) of $0.65, as adjusted in the quarter versus an as-adjusted result of $0.17 per share for the same quarter in 2012. For the full year, we achieved an as-adjusted EPS of $2.23 in 2013 versus an as-adjusted EPS of $1.58 in 2012. As a reminder, these results reflect our off-highway truck business as accounted for in discontinued operations due to the impending sale of that business. We believe the consensus numbers had included the truck business, both looking backward and forward.

In 2014, we will continue and accelerate our efforts on internal actions and improvements, and we fully expect this will be beneficial to our shareholders over the coming years. I will come back and provide some highlights, but first I would like to turn it over to Kevin who will go through the specific financial results for the quarter.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron. Good morning everyone. Turning to page 4, our net sales for the quarter of $1.8 billion increased $192 million or 11.9% when compared with the prior year quarter. Foreign currency exchange rates contributed approximately 1.6 percentage points of the increase. Our Aerial Work Platforms (AWP) and Material Handling & Port Solutions (MHPS) businesses led the segments with growth of 31% and 27%, respectively, while the Cranes segment decreased approximately 6%. Our Construction and Materials Processing (MP) segments remained relatively flat versus the prior year quarter.

Gross margin, as adjusted, was stable at 20.6% as the favorable mix of business and margin expansion in both AWP and MHPS was offset by the decline in the gross profit margin in our Cranes business which was negatively impacted by product mix in the quarter. SG&A, as adjusted, both in dollars and as a percentage of sales, decreased compared to the prior year quarter as we continue to focus on expense reductions. The restructuring efforts in Construction and MHPS are taking hold and we are leveraging our cost structure as we grow our AWP business.

Operating profit, as adjusted, increased approximately $50 million or close to 70%, as growth in AWP and MHPS and the improved financial performance in Construction was partially offset by a decline in our Cranes business. Operating margins increased 230 basis points to 6.7% for the quarter and our incremental margin was approximately 26%.

Net interest and other expense, as adjusted, improved roughly $8 million when compared with the prior year’s quarter. The improvement was driven by the capital structure actions taken in late 2012 and in 2013, which included debt reduction, repricing of the term debt as well as the squeeze out of the remaining outstanding minority shares of TMHPS AG which we completed in January 2014.

The effective tax rate, as adjusted, for the quarter was 21.1%. This compares to an as adjusted tax rate of 45.3% in the prior year quarter. The lower tax rate was mainly driven by a reduced impact of losses not benefitted and a reduction in the provision for uncertain tax positions.

For the fourth quarter, EPS, was $0.72 compared to a loss of $0.30 in the prior year quarter. On an as-adjusted basis fourth quarter EPS was $0.65 compared to $0.17 in 2012. Net working capital as a percentage of annualized sales was 24.8%, an improvement from 26.9% reported in 2012. Although we made improvements from the prior year, we missed our target on net working capital as a percentage of sales of 22%. Free cash flow for the year of approximately $376 million also fell short of our greater than $400 million target. Finally return on invested capital (ROIC) increased to 8.1% from 6.9% in the prior year driven by the improvement in net operating profit after tax.

Let’s turn to page 5 and discuss our adjustments during the quarter. Adjustments in the fourth quarter for restructuring and related items lowered our reported EPS from $0.72 to $0.65. The adjustments relate primarily to previously announced restructuring actions in our Construction, Cranes and MHPS businesses. The costs to execute these programs is now below our original estimates. The impact of these items in the fourth quarter was an in increase in income from operations of $10 million, an $8 million increase in income from continuing operations, which added $0.07 per share.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Kevin. Let me give some segment level commentary beginning on page 6, where we provide a bridge of our fourth quarter sales performance when compared with the prior year. Overall, revenue was up 12%, but the portfolio of businesses and geographies each had a slightly different impact on that result. AWP and MHPS both showed pretty dramatic improvement in top line performance. Typically, the fourth quarter is a slow quarter for AWP, but this segment continued to see strong demand from the North American market, and even Europe is beginning to rebound. Globally, we believe the AWP product category is becoming a more accepted tool on the job site, and we continue to see good growth coming from non-traditional markets. The fourth quarter revenue growth of 30% was outstanding.

MHPS’s 27% year-over-year fourth quarter growth was driven by a second half recovery in the base port business, as well as the commencement of shipping a large portion of the automated port projects orders. As an overall market for Terex, North America was the biggest driver, up 32% in the quarter, while Europe had more modest growth at 8%, but we think this is a positive sign and we are starting to see growth in European businesses. We were pleased with the overall 12% revenue growth in the quarter.

On page 7, we provide a similar bridge on operating profit, showing an overall increase for Terex of 70% versus the prior year’s fourth quarter. AWP had strong incremental margin of 33% in the period. Construction profitability improved somewhat as the business stabilized. Cranes results were down year over year, with the Australian and Southeast Asian markets softening somewhat, and MHPS returned to profitability on the back of better revenue performance and lower operating costs from the beginning of restructuring efforts in the second quarter.

Turning to page 8, we think it is important to review some of the significant improvement actions accomplished during the year. We reduced total debt by over $100 million, as well as re-priced our senior bank debt to achieve a lower interest cost. As previously mentioned, we were able to complete the purchase of shares for TMHPS AG at a cost of $228 million in 2013, and roughly $77 million more in the first quarter of 2014. This removed the annual guaranteed dividend of approximately $17 million, which was also an expense that was not tax deductible.

As you know, we initiated a quarterly dividend of $0.05 in December 2013 and also announced at the same time that the Board of Directors had authorized management to repurchase up to $200 million of common equity over the next couple of years. At the end of 2013, we had purchased roughly $30 million in stock under this program.

We continued to review the portfolio of businesses we were in, and came to the decision to exit the roadbuilding, off-highway truck and construction components businesses during the year. This allows us to focus management time and energy on core markets and products we believe we can grow. Lastly, MHPS went through some significant changes, and the end result will be a leaner, more agile organization that is expected to deliver meaningful financial improvements to our shareholders going forward.

On page 9, we wanted to give a perspective on just how different the back half of 2013 was when compared with the prior periods. In terms of net sales, the second half of 2013 was a marked improvement over the prior year, and a pretty meaningful improvement from the first part of 2013. Taking a look at the operating profit performance, however, highlights an even more stark comparison, with the second half of 2013 delivering substantially more operating profit than any of the comparative periods shown. As discussed, MHPS was a substantial driver of this turnaround, and AWP continued its strong sales growth driven by the North American market.

On page 10, we show two charts highlighting the change in backlog versus the prior year and prior quarter. For the year-over-year comparison, AWP shows a decline due to the timing of orders from some large North American customers. We see strong early 2014 order patterns for AWP and remain positive about end markets. Cranes backlog, which was down versus a year ago, actually was up a little versus the prior quarter – the first sequential quarterly increase since early 2012. We think this is an encouraging sign of opportunity. MHPS continues to show a strong backlog driven by the large automated port projects that are in our order book for delivery over the coming year. Sequentially, Construction was the major change, as dealers began to place orders for their 2014 needs, and we saw some moderate improvement in European markets.

We turn next to page 11 and our outlook for 2014. Overall, we are looking for moderate top-line growth of between 3% and 8%. Operating margins, which were an adjusted 6.8% in 2013, we expect to be between 7.5% to 8.5% for 2014, a pretty meaningful improvement overall. Again, we want to emphasize our self-help program, where we believe we can improve our margins with modest revenue growth. This leads to an overall EPS range of between $2.50 and $2.80 per share (excluding restructuring and other unusual items), up from $2.23 achieved in 2013. We expect the first quarter to be the weakest quarter in 2014, with roughly 10% to 12% of the full year earnings being delivered in that period. And we expect about 45% of our earnings to be in the first half of the year.

Page 12 presents our expectations for net sales, by segment, for 2014. Leading our growth is the MHPS segment, mainly benefitting from shipments that are underway to the Rotterdam port expansion. It’s important to point out that we know that about $50 million of our planned first quarter revenue will be pushed to later periods in the year as our customer is not ready for the delivery of some orders. Our AWP business is expecting high single digit to low double digit percentage growth, fueled by continued buying from the North American marketplace, as well as improving trends in Europe and the contribution from certain new products. Our MP business is expected to increase moderately, while our Cranes business is anticipating a modest growth year. For our Construction business, we are planning around a flat year overall. We feel this is a balanced approach to the sales forecast as many global markets are still uncertain.

Page 13 presents the operating profit outlook for the Company by segment. Again, as with our sales, we are expecting a solid improvement in profit for MHPS as the increased revenues and the restructuring benefits favorably impact overall profitability. We are looking to achieve moderate growth in operating margin for Cranes in 2014, and a slight improvement for our Construction segment coming off a challenging year. For our AWP and MP segments, we anticipate that their operating margins will remain relatively in-line with 2013 performance, although higher profits as a result of net sales growth is expected in 2014.

In conclusion on Page 14: where are we headed? 2013 clearly turned out to be a weaker demand environment than we originally anticipated. We expect steady performance in the first half of 2014 and some acceleration in the back half of the year. Critical to our success is remaining focused and disciplined in pursuit of our internal initiatives in order to maximize the returns to our shareholders through higher EPS and ROIC. If the markets prove to be stronger, there should be significant upside to our performance, but we feel it is prudent to remain cautious. We still view our $5+ EPS goals to be the right one for our Company, although given the fact that 2013 was a year where meaningful growth did not materialize the way we had anticipated, it is a goal more appropriate for 2016 versus 2015.

Our 2013 revenue was about 65% of the prior peak revenues for our segments – so growth is still a key part of our plan. If you couple this with the anticipated margin expansion and a disciplined capital deployment approach, we have a lot more value opportunity to capture internally.

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